Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE
QUARTER AND NINE MONTHS ENDED FEBRUARY 29, 2020

GREYSTONE LOGISTICS, INC.

Tulsa, OK—4/14/20—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports record quarterly sales and earnings for the third quarter of fiscal year 2020.

For the quarter ended February 29, 2020, Greystone recorded net income available to common stockholders $.06 per share compared to $0.00 per share in the prior period. Net income available to common stockholders for the nine months ended February 29(28), 2020 and 2019 was $0.09 per share and $0.03 per share, respectively.

Greystone’s net income was $1,964,942 and $231,430 for the quarters ended February 29, 2020 and February 28, 2019, respectively. Net income was $3,056,926 for the nine months ended February 29, 2020 compared to $1,293,283 in the same period last year. For the nine months ended February 29, 2020, Greystone’s EBITDA, earnings before interest, taxes and depreciation and amortization, was $9,109,657 compared to $6,417,907 for the comparable prior year.

Sales for the nine months ended February 29, 2020 were $57,906,777 compared to $50,163,707 for the prior period for an increase of $7,743,070, or 15%. Sales for the three months ended February 29, 2020 were $19,738,806 compared to $17,224,467 for the comparable period of the prior year for an increase of $2,514,339, or 15%. Greystone’s sales to major customers in the nine months ended February 29, 2020 were 87% of sales compared to 85% in the same period last year.

“Greystone had a tremendous third quarter of the current year recording earnings of $0.06 per share of common stock compared to $0.00 in the prior period”, stated CEO Warren Kruger. Kruger continued, “Earnings per share of common stock for the nine months ended February 29, 2020 were $0.09 compared to $0.03 in the prior period. The Company had financing lease and bank debt principal reduction for the nine-month period ended February 29, 2020, of $4,038,357. Sales price increases on certain pallet lines along with improvements in production costs were attributable to the increased earnings in the current quarter. We will be adding one new machine to replace an older machine during the fourth quarter which will increase our pallet production. We are striving to maintain our momentum during the fourth quarter but are uncertain as to the economic impact evolving from the COVID-19 virus. We anticipate some decrease in our production rates because of the impact to our workforce from some employees electing to stay home and declines in recruitment. We believe that the Company will have a solid quarter for sales and earnings despite the hardships created by the COVID-19.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of8 assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2019.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Nine Months Ended February 29(28), 2020 and 2019

	2020	2019
Net Income	$3,056,926	$1,293,283
Income Taxes	807,000	520,400
Depreciation and Amortization	3,911,904	3,255,939
Interest Expense	1,333,827	1,348,285
EBITDA (A)	$9,109,657	$6,417,907

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com